EXHIBIT 99.1

PRESS RELEASE                          Source: Steel Partners Holdings L.P.

Steel Partners Holdings L.P. Reports Fourth Quarter and Year End 2012 Financial Results

NEW YORK, March 21, 2013 -- Steel Partners Holdings L.P. (NYSE: SPLP) (“SPLP” or the “Company”), a global, diversified holding company, today announced operating results for the fourth quarter and year ended December 31, 2012. They are summarized in the following paragraphs. For a full discussion of the operating results, please read the Company's Form 10-K, which can be found at www.steelpartners.com.

SPLP reported revenue of $174.9 million for the quarter, as compared to $156.4 million for the same period of 2011. Income before taxes and equity method investments was $8.8 million in the fourth quarter of 2012, as compared to $6.0 million in 2011. Net income attributable to the Company's common unitholders for the fourth quarter of 2012 was $1.8 million, or $0.06 per diluted common unit, as compared to $22.8 million, or $0.81 per diluted common unit, for the same period in 2011. In the fourth quarter of 2011, the Company recorded a tax benefit of $63,865, of which $35,426 attributable to common unitholders, or $1.22 per diluted common unit, relating to the release of valuation reserves on deferred tax assets.

For the year ended December 31, 2012 SPLP reported revenues of $761.5 million, as compared to $679.4 million in 2011. Income before taxes and equity method investments was $46.1 million for the year, as compared to $43.0 million in 2011. Net income attributable to the Company's common unitholders for the year was $41.0 million, or $1.38 per diluted common unit, as compared to $35.5 million, or $0.99 per diluted common unit, for 2011.

Financial Summary ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues	$174,893	$156,448	$761,454	$679,384
Costs and Expenses	166,068	150,467	715,319	636,365
Income before taxes and equity method investments	8,825	5,981	46,135	43,019
Income tax (benefit) provision	(2,727)	(62,929)	17,647	(65,119)
(Loss) Income of associated companies, net of taxes	(11,179)	(13,909)	14,204	(13,823)
Income (Loss) from other investments - related party	94	(3,889)	(8,329)	(15,743)
Income (loss) from investments held at fair value	6,101	1,892	18,967	(183)
Net income from continuing operations	6,568	53,004	53,330	78,389
Income (Loss) from discontinued operations	4,992	(520)	10,435	2,888
Net income	11,560	52,484	63,765	81,277
Income attributable to noncontrolling interests	(9,762)	(29,714)	(22,747)	(45,808)
Net income attributable to common unit holders	$1,798	$22,770	$41,018	$35,469

Net income per common unit - basic	$0.06	$0.92	$1.38	$1.41
Net income per common unit - diluted	$0.06	$0.81	$1.38	$0.99

Segment Results ($000s)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenue:
Diversified industrial	$138,067	$137,895	$629,396	$634,964
Energy	26,915	9,686	92,834	32,984
Financial services	7,636	4,722	21,155	14,921
Corporate	2,275	4,145	18,069	(3,485)
Total	$174,893	$156,448	$761,454	$679,384
Income (loss) from continuing operations before income taxes:
Diversified industrial	$8,316	$2,019	$41,610	$46,568
Energy	1,564	1,969	25,034	6,558
Financial services	5,318	1,733	12,913	6,165
Corporate	(11,357)	(15,646)	(8,580)	(46,021)
Income (loss) from continuing operations before income taxes	3,841	(9,925)	70,977	13,270
Income tax (benefit) provision	(2,727)	(62,929)	17,647	(65,119)
Net income from continuing operations	$6,568	$53,004	$53,330	$78,389
Income (loss) from equity method investments:
Diversified industrial	$3,094	$(1,929)	$1,796	$8,712
Energy	—	—	13,139	—
Corporate	(14,179)	(15,869)	(9,060)	(38,278)
Total	$(11,085)	$(17,798)	$5,875	$(29,566)

About Steel Partners Holdings L.P.
Steel Partners Holdings L.P. is a global diversified holding company that engages in multiple businesses through consolidated subsidiaries, associated companies and other interests.  It owns and operates businesses and has significant interests in leading companies in various industries, including diversified industrial products, energy, defense, supply chain management and logistics, banking, food products and services, oilfield services, sports, training, education, and the entertainment and lifestyle industries.
Forward-Looking Statements
This press release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect SPLP's current expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities in 2013 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, SPLP's subsidiaries need for additional financing and the terms and conditions of any financing that is consummated, their customers' acceptance of its new and existing products, the risk that the Company and its subsidiaries will not be able to compete successfully, and the possible volatility of the Company's unit price and the potential fluctuation in its operating results. Although SPLP believes that the expectations reflected in its forward-looking statements are reasonable and achievable, any such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company's filings with the SEC, including the Company's Form 10-K for the year ended December 31, 2012 for information regarding risk factors that could affect the Company's results. Except as otherwise required by federal securities laws, SPLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.
Investor contact: Steel Partners Holdings GP Inc.
Michael McNamara, Director of Public and Investor Relations
212-520-2356
mmcnamara@steelpartners.com